Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ¡ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FOURTH QUARTER AND YEAR END 2012 RESULTS

FORT WORTH, Texas – February 19, 2013 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2012.

FOURTH QUARTER HIGHLIGHTS

Fourth quarter 2012 revenue decreased 11% to $302.1 million from $340.4 million in the third quarter of 2012, and declined 15% from the $354.4 million reported in the fourth quarter of 2011.

	Three Months Ended
	December 31, 2012
	($ in millions)	($ per diluted share)
	(unaudited)
Net income (as reported)	$(20.0)	$(0.49)
Adjusted for
Redemption of 7.125% Senior Notes	4.9	0.11
Corporate office relocation expenses	2.4	0.06
Audit-related state sales and use taxes	2.3	0.06
Gain on bargain purchase of an acquisition	(0.6)	(0.01)

Net income before special items	$(11.0)	$(0.27)

On an as-reported basis, fourth quarter 2012 net loss was $20.0 million, or $0.49 per diluted share. Fourth quarter 2012 net loss before special items was $11.0 million, or $0.27 per diluted share (please see above table).

Fourth quarter 2012 net loss before special items excluded $4.9 million ($7.9 million pre-tax), or $0.11 per diluted share, of early extinguishment of debt costs associated with the redemption of the $225 million 7.125% Senior Notes due 2016; $2.4 million ($3.9 million pre-tax), or $0.06 per diluted share, of relocation costs, including severance and retention benefits, associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas; $2.3 million ($3.7 million pre-tax), or $0.06 per diluted share, of prior years’ state sales and use taxes associated with an audit that is currently in progress; and $560,000 ($910,0000 pre-tax), or $0.01 per diluted share, gain on the bargain purchase of an acquisition.

In the third quarter of 2012, Basic reported net income of $6.5 million, or $0.16 per diluted share. Third quarter 2012 net income before special items was $8.3 million, or $0.21 per diluted share, and excluded approximately $1.8 million ($3.0 million pre-tax), or $0.05 per diluted share, of relocation costs, including severance and retention benefits, associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas.

In the fourth quarter of 2011, Basic reported net income of $22.5 million, or $0.54 per diluted share, which included a $1.3 million, or $0.04 per diluted share, tax adjustment related to the 2011 first quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014. Excluding the impact related to that adjustment, net income in the fourth quarter of 2011 was $23.8 million, or $0.58 per diluted share.

Adjusted EBITDA for the fourth quarter of 2012 declined 36% to $49.4 million, or 16% of revenue, from $77.2 million, or 23% of revenue, in the third quarter of 2012. In the fourth quarter of 2011, Basic generated Adjusted EBITDA of $100.3 million, or 28% of revenue. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, relocation costs, loss on prior years’ tax audits, loss on early extinguishment of debt, gain on bargain purchase of an acquisition, refund of Texas margin taxes, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “The fourth quarter proved to be as challenging as we expected with steadily weakening demand and increased competition combining to reduce utilization and intensify pricing pressure in most of our geographic markets and business segments. Demand softened throughout the quarter as the U.S. land drilling rig count drifted lower and we experienced a more pronounced year-end slowdown. Most E&P companies had spent their annual capital budget by the beginning of the quarter and were content to coast into year end. Although we had to reduce pricing of most services to maintain market share and our workforce, we believe that pricing in all segments leveled off by the end of the fourth quarter.

“We built upon our well established positions in the busiest markets in the US during 2012 with acquisitions and targeted additions of new equipment. We completed four acquisitions for total consideration of $85 million, which complimented our existing capabilities in the Permian Basin, Bakken and Eagle Ford shale plays. While the majority of our $238 million in capital spending was directed at maintaining our existing capabilities, we invested $84 million in new equipment to take advantage of opportunities those same regions. Of particular note is the $50 million investment in upgrading and expanding our disposal well network which helps solidify our fluid services market position and allows us to capture a larger piece of the margin related to flowback and produced water management. With that focus on building those established operations, we estimate our business is now more than 70% oil and liquids-based with more than 40% of our revenue derived from the Permian Basin.

“Our outlook for 2013 is consistent with our recent activity updates and commentary with full year spending and activity levels expected to be match those of 2012. Based on announced plans by our customers and spending patterns since the beginning of the year however, we believe there will be a steady ramp of activity during the first half of the year. We expect revenues in the first quarter of 2013 to be 2-3% sequentially higher mainly due to seasonal factors. Activity levels should accelerate in the second quarter along with more favorable weather and additional daylight hours building to the traditionally peak activity levels seen in the late summer and early fall. The stronger second half of the year should allow us to generate annual revenues in 2013 similar to what we achieved in 2012.

“Our tentative capital budget for 2013 is approximately $185 million, with roughly two-thirds directed to maintaining our existing equipment and capabilities. The majority of the growth capital will be directed towards our fluid services segment, again directed to the expansion of our salt water disposal facility network. Our 2013 capital budget is expected to be spent evenly throughout the year, however, we will increase or decrease those plans as our operating results and view of market demand develops during the year.

“We improved our financial position with the bond refinancing in October that extended the average maturity of our debt to 7.5 years and increased our total liquidity to $363 million. Those maturities provide great flexibility in this sort of market and allow us to grow our business as opportunities become available. Deal flow is attractive and we continue to evaluate acquisition opportunities in most of our business lines and operating areas; we expect to close several acquisitions in the first half of this year.

“We would like to thank our management team and employees for efforts in maintaining our competitive position and controlling costs as the market became increasingly tough during the last half of the year.”

2012 FULL YEAR HIGHLIGHTS

Revenues increased 11% to $1.4 billion in 2012 compared to $1.2 billion in 2011. Adjusted EBITDA for 2012 declined to $308.1 million, or 22% or revenue, compared to $335.4 million, or 27% of revenue, in 2011. Adjusted EBITDA excludes all special items listed above and is reconciled in note 2 under the accompanying financial tables.

	Year Ended
	December 31, 2012
	($ in millions)	($ per diluted share)
	(unaudited)
Net income (as reported)	$20.9	$0.51
Adjusted for
Redemption of 7.125% Senior Notes	4.9	0.12
Corporate office relocation expenses	4.9	0.12
Audit-related state sales and use taxes	4.2	0.10
Gain on bargain purchase of an acquisition	(0.6)	(0.01)
Texas margin tax refund	(1.2)	(0.04)

Net income before special items	$33.1	$0.80

For the year ended December 31, 2012, Basic reported net income of $20.9 million, or $0.51 per diluted share. Basic generated net income before special items of $33.1 million, or $0.80 per diluted share, for the full year (please see above table).

The full year 2012 net income excluded $4.9 million ($7.9 million pre-tax), or $0.12 per diluted share, of early extinguishment of debt costs associated with the redemption of the $225 million, 7.125% Senior Notes due 2016, $4.9 million ($7.9 million pre-tax), or $0.12 per diluted share, of relocation costs, including severance and retention benefits, associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas, $4.2 million ($6.7 million pre-tax), or 0.10 per diluted share, loss on prior years’ sale and use taxes associated with an audit, $1.2 million ($1.9 million pre-tax), or $0.04 per diluted share, refund on Texas margin taxes related to 2008, and $567,000 ($910,000 pre-tax), or $0.01 per diluted share, gain on bargain purchase of an acquisition.

For the year ended December 31, 2011, Basic reported net income of $47.2 million, or $1.14 per diluted share, which included the tax adjustment noted above, as well as a $32.0 million, or $0.77 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior revolving credit facility and an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding those items, Basic generated net income of $77.7 million, or $1.87 per diluted share.

Business Segment Results

Completion and Remedial Services

Completion and Remedial Services revenue declined 15% to $121.7 million in the fourth quarter of 2012 from $143.4 million in the prior quarter. Revenue from stimulation services in the fourth quarter of 2012 decreased sequentially due to the impact of the declining U.S. drilling rig count in the fourth quarter causing increased competition and lower pricing. Additionally, a more pronounced year-end slowdown in the fourth quarter activity was caused by many of our customers winding down their spending during the quarter as they had spent their 2012 budget amounts prior to year-end. In the fourth quarter, cementing, acidizing and rental tool activity was less affected from the prior quarter. In the fourth quarter of 2011, this segment generated $160.7 million in revenue.

Segment profit in the fourth quarter of 2012 declined to $40.9 million compared to $56.4 million in the prior quarter. Segment margin for the 2012 fourth quarter decreased to 34% from 39% in the prior quarter, due to the combination of lower pricing and utilization. During the fourth quarter of 2011, segment profit was $71.7 million, or 45% of revenue.

As of December 31, 2012, Basic had approximately 291,000 hydraulic horsepower (hhp), up from 277,000 at the end of the previous quarter and up from 271,000 hhp as of December 31, 2011.

Fluid Services

Fluid Services revenue in the fourth quarter of 2012 declined 3% to $81.9 million compared to $84.4 million in the prior quarter. The decrease in revenue was mainly due to lower frac tank pricing and activity, as well as a decline in well-site construction projects. During the fourth quarter of 2011, this segment generated $90.8 million in revenue.

The weighted average number of fluid services trucks rose two percent to 954 during the fourth quarter of 2012, increasing by 23 trucks from the weighted average truck count of 931 during the third quarter of 2012. The weighted average number of fluid services trucks was 875 during the fourth quarter of 2011. Truck hours during the fourth quarter of 2012 rose slightly to 555,200 from 551,600 in the third quarter of 2012, and declined 3% compared to 570,800 in the same period in 2011.

The average revenue per fluid service truck was $86,000 in the fourth quarter of 2012, down five percent from $91,000 in the prior quarter and declining 17% compared to $104,000 in the same period in 2011. The sequential decrease in revenue per truck was due to a lower pricing from increased competition in oily markets, as well as lower utilization due to a protracted year-end holiday slowdown. In the fourth quarter of 2012, Basic also incurred approximately $2.5 million for the environmental cleanup associated with closing a salt water disposal well.

Segment profit in the fourth quarter of 2012 was $23.8 million, or 29% of revenue, compared to $27.0 million, or 32% of revenue, in the prior quarter and $33.5 million, or 37% of revenue, in the same period in 2011.

Well Servicing

Well Servicing revenues decreased 14% to $84.1 million during the fourth quarter of 2012 compared to $97.5 million in the prior quarter due mainly to seasonal factors of shorter daylight hours and the year-end holidays. Revenues from the Taylor Rig manufacturing operations were $4.3 million in the fourth quarter, declining from $6.4 million in the third quarter of 2012. In the fourth quarter of 2011, well servicing revenues were $90.3 million.

At December 31, 2012, the well servicing rig count was 425, down from 431 at the end of the prior quarter. The weighted average number of well servicing rigs was 429 during the fourth quarter of 2012, declining from 431 in the prior quarter, and up three percent from 417 during the fourth quarter of 2011. Rig hours declined ten percent to 203,000 in the fourth quarter of 2012, compared to 226,400 in the previous quarter, and were down six percent from 217,100 in the comparable quarter of last year. Rig utilization was 66% in the fourth quarter of 2012, compared to 73% in the prior quarter and 73% in the fourth quarter of 2011.

Excluding revenues associated with the Taylor Rig manufacturing operations, revenue per well servicing rig hour declined two percent to $393 in the fourth quarter of 2012 from $402 in the previous quarter. The decline in revenue per rig hour was due to a mix change in our services. On a year-over-year basis, revenue per well servicing rig hour was down one percent compared to the $398 reported in the fourth quarter of 2011.

Segment profit in the fourth quarter of 2012 declined to $23.0 million from $29.6 million in the prior quarter and $29.6 million in the same period in 2011. Segment profit margins declined to 27% in the fourth quarter of 2012 from 30% in the previous quarter. In the fourth quarter of 2011, segment margins were 33%. The segment margin declined in the fourth quarter of 2012 sequentially due to the lower activity levels.

Contract Drilling

Contract Drilling revenue declined 6% sequentially to $14.3 million during the fourth quarter of 2012 compared to $15.1 million in the third quarter of 2012. During the fourth quarter of 2011, this segment generated $12.5 million in revenue. Basic operated 12 drilling rigs during the fourth quarter of 2012, the same number of rigs as in the previous quarter and up from ten rigs in the fourth quarter of 2011. Revenue per drilling day in the fourth quarter of 2012 was $16,000, up two percent from $15,800 in the previous quarter and up nine percent from $14,700 in the fourth quarter of 2011.

Rig operating days during the fourth quarter of 2012 declined seven percent to 892, producing a utilization rate of 81%, compared to 957 days, or 87% utilization, in the prior quarter. The sequential decrease in drilling days was mainly due to a reduction in activity levels and the use of rigs on internal projects to drill new salt water disposal wells. In the comparable period in 2011, rig operating days were 851, producing a utilization of 93%.

Segment profit in the fourth quarter of 2012 was $4.5 million, down from $5.1 million in the prior quarter and up from $4.2 million in the fourth quarter of 2011. Segment margin of 32% declined sequentially from 34% in the third quarter of 2012 due to the lower utilization levels in the fourth quarter. Last year in the comparable period, segment margin was 34%.

G&A Expense

General and Administrative (“G&A”) expense in the fourth quarter of 2012 was $50.4 million. Excluding the $3.9 million charge for relocation costs and $3.7 million charge related to the state sales and use tax audit, G&A expense was $42.8 million, or 14% of total revenue. Last quarter’s G&A expense was $41.1 million, or 12% of revenue, excluding $3.0 million of relocation costs. During the fourth quarter of 2011, G&A expense was $38.7 million, or 11% of total revenue.

Early Extinguishment of Debt Charge

On October 1, 2012, Basic announced a cash tender offer and consent solicitation with respect to any and all of the $225.0 million aggregate outstanding principal amount of its 2016 Notes. On October 16, 2012, Basic paid to holders who had validly tendered and not withdrawn their 2016 Notes the redemption price of the notes plus an early consent payment, plus accrued and unpaid interest. The tender offer expired on October 29, 2012. Basic also redeemed on November 16, 2012 all outstanding 2016 Notes not tendered prior to the tender offer expiration time, and Basic has satisfied and discharged its obligations under the 2016 Notes Indenture. In connection with the redemption of these notes, Basic recognized a $7.9 million charge, related to the premium paid to bondholders for the early redemption, plus the write-off of unamortized costs associated with the original issuance of these bonds.

Additional Sales and Use Tax Audit Accrual

In 2011, Basic was notified by the Texas State Comptroller’s office that a sales and use tax audit for the period from 2006 through 2010 would be conducted. An initial accrual for the estimated liability of $2.9 million was recorded in our financial statements in the second quarter of 2012 as a general and administrative expense. In the fourth quarter of 2012, Basic has revised the potential liability associated with this audit to a range of $5.9 million to $7.3 million resulting in an additional liability of $3.0 million. In addition, Basic incurred $700,000 of consulting costs associated with this audit. Basic anticipates that the audit will be completed in 2014.

Corporate Headquarters Relocation Completed in the Fourth Quarter

The Company announced during the second quarter of 2012 that its corporate headquarters was being relocated to Fort Worth, Texas from Midland, Texas. This relocation was successfully completed in the fourth quarter. Basic recognized a charge of $3.9 million in the fourth quarter for the remaining costs which brought the total relocation cost to $7.9 million.

Cash and Total Liquidity

Basic ended 2012 with cash and cash equivalents of approximately $135 million, up from $104 million at September 30, 2012 and $78 million on December 31, 2011. On December 31, 2012, total liquidity was $363 million, which included $228 million of availability under Basic’s $250 million revolving credit facility.

Share Repurchase Program Update

During the fourth quarter of 2012, Basic repurchased 361,606 shares at an average cost of $9.63 per share. Since Basic reinstated its previously approved share repurchase program in late May 2012, it has repurchased 1,558,394 shares at an average price of $9.54 per share, leaving $20.3 million of availability under the approved plan.

Capital Expenditures

Total capital expenditures during 2012, including capital leases of $67 million, were approximately $238 million, comprised of $84 million for expansion projects, $128 million for sustaining and replacement projects and $26 million for other projects. Expansion capital spending included $47 million for the Completion and Remedial Services segment, $24 million for the Fluid Services segment, $7 million for the Contract Drilling segment and $6 million for the Well Servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its fourth quarter 2012 results on Wednesday, February 20, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9645 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 6, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4592369#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,600 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Income Statement Data:
Revenues:
Completion and remedial services	$121,742	$160,699	$586,070	$537,134
Fluid services	81,908	90,806	352,246	332,010
Well servicing	84,140	90,319	376,268	333,057
Contract drilling	14,279	12,535	60,300	41,054

Total revenues	302,069	354,359	1,374,884	1,243,255

Expenses:
Completion and remedial services	80,849	89,046	357,960	297,276
Fluid services	58,108	57,312	236,588	211,959
Well servicing	61,157	60,707	268,219	228,723
Contract drilling	9,738	8,304	39,817	28,154
General and administrative (1)	50,379	38,736	181,342	142,264
Depreciation and amortization	49,292	45,229	187,083	154,341
Loss on disposal of assets	211	1,145	3,334	447

Total expenses	309,734	300,479	1,274,343	1,063,164

Operating income (loss)	(7,665)	53,880	100,541	180,091
Other income (expense):
Interest expense	(17,303)	(15,305)	(62,438)	(53,886)
Interest income	52	21	83	1,587
Gain on bargain purchase	910	—	910	—
Loss on early extinguishment of debt	(7,942)	—	(7,942)	(49,366)
Other income	1	83	627	525

Income (loss) from continuing operations before income taxes	(31,947)	38,679	31,781	78,951
Income tax benefit (expense)	11,970	(16,168)	(10,927)	(31,788)

Net Income /(Loss)	$(19,977)	$22,511	$20,854	$47,163

Earnings per share of common stock:
Basic	$(0.49)	$0.55	$0.51	$1.17

Diluted	$(0.49)	$0.54	$0.51	$1.14

Other Financial Data:
EBITDA (2)	$34,595	$99,192	$281,219	$285,591
Adjusted EBITDA (2)	49,407	100,337	308,066	335,404
Capital expenditures:
Acquisitions, net of cash acquired	41,822	2,399	171,440	218,347
Property and equipment	44,746	54,725	84,939	221,839

	As of
	December 31,	December 31,
	2012	2011
	(unaudited)	(audited)
Balance Sheet Data:
Cash and cash equivalents	$134,565	$78,458
Net property and equipment	943,766	856,412
Total assets	1,595,918	1,459,928
Total long-term debt	844,906	748,976
Total stockholders’ equity	374,247	359,703

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Segment Data:

Completion and Remedial Services
Segment profits as a percent of revenue	33.6%	44.6%	38.9%	44.7%

Fluid Services
Weighted average number of fluid services trucks	954	875	926	850
Truck hours (000’s)	555.2	570.8	2,239.9	2,155.1
Revenue per fluid services truck (000’s)	$86	$104	$380	$391
Segment profits per fluid services truck (000’s)	$25	$38	$125	$141
Segment profits as a percent of revenue	29.1%	36.9%	32.8%	36.2%

Well Servicing
Weighted average number of rigs	429	417	429	414
Rig hours (000’s)	203.0	217.1	893.2	829.6
Rig utilization rate	66.2%	72.8%	72.9%	70.1%
Revenue per rig hour, excluding manufacturing	$393	$398	$397	$380
Well servicing rig profit per rig hour	$108	$132	$115	$119
Segment profits as a percent of revenue	27.3%	32.8%	28.7%	31.3%

Contract Drilling
Weighted average number of rigs	12	10	12	9
Rig operating days	892	851	3,823	2,889
Revenue per day	$16,000	$14,700	$15,800	$14,200
Drilling rig profit per day	$5,100	$5,000	$5,300	$4,500
Segment profits as a percent of revenue	31.8%	33.8%	34.0%	31.4%

(1)	Includes approximately $3,024,000 and $2,035,000 of non-cash compensation expense for the three months ended December 31, 2012 and 2011, respectively. For the twelve months ended December 31, 2012 and 2011, it includes approximately $11,389,000 and $7,955,000 of non-cash expenses, respectively.
(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on sales and use tax audits, loss associated with the relocation of our corporate office, loss on early extinguishment of debt, gain on bargain purchase of an acquisition, refund of Texas margin taxes, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s gain on bargain purchase of an acquisition;

•	Adjusted EBITDA does not reflect Basic’s refund of 2008 Texas margin taxes;

•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;

•	Adjusted EBITDA does not reflect Basic’s loss associated with the relocation of our corporate office;

•	Adjusted EBITDA does not reflect Basic’s loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to EBITDA:
Net income / (loss)	$(19,978)	$22,511	$20,854	$47,163
Income taxes	(11,970)	16,168	10,927	31,788
Net interest expense	17,251	15,284	62,355	52,299
Depreciation and amortization	49,292	45,229	187,083	154,341

EBITDA	$34,595	$99,192	$281,219	$285,591

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, loss on sales and use tax audits, loss on the relocation of our corporate office, gain on bargain purchase of an acquisition, refund of Texas margin taxes, and gain or loss on disposal of assets:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Adjusted EBITDA:
Net income / (loss)	$(19,978)	$22,511	$20,854	$47,163
Loss on early extinguishment of debt	7,942	—	7,942	49,366
Income taxes	(11,970)	16,168	10,927	31,788
Net interest expense	17,251	15,284	62,355	52,299
Loss on disposal of assets	211	1,145	3,334	447
Refund on 2008 Texas margin taxes	—	—	1,922	—
Loss on sales and use tax audit	3,664	—	6,664	—
Loss on relocation of corporate office	3,905	—	7,895	—
Gain on bargain purchase of an acquisition	(910)	—	(910)	—
Depreciation and amortization	49,292	45,229	187,083	154,341

Adjusted EBITDA	$49,407	$100,337	$308,066	$335,404

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